Exhibit 10.22

EMPLOYMENT AGREEMENT

Amended and Restated June 1, 2015

THIS AGREEMENT is an amendment and restatement of the agreement entered into on March 1, 2013, and amended and restated effective March 10, 2014, by and between Johnson Lau (the “Executive”), and Kinex Pharmaceuticals, Inc. (the “Corporation”).

Recitals

A. The Executive is the Chief Executive Officer of the Corporation and the parties intend that the Executive continue in that role.

B. Effective July 26, 2015, the board of directors of the Corporation (the “Board”) approved a further amendment to this Agreement to provide for the engagement of Executive in a continuing consulting relationship in the event of Executive’s termination of employment in order to retain Executive’s experience, expertise and knowledge so that the Corporation can achieve its business strategies and a successful leadership transition.

NOW, THEREFORE, in consideration of the Executive’s employment and continued employment, the parties hereby agree as follows, effective June 1, 2015, except as otherwise provided herein:

1. Employment. The Corporation agrees to continue the employment of Executive, and Executive hereby accepts continued employment with the Corporation, upon the terms and conditions set forth in this Agreement for the period beginning and ending in Section 5 (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Corporation’s Chairman of the Board, Chief Executive Officer or both as determined by the Board from time to time. While Executive holds the position of Chairman of the Board, Chief Executive Officer or both, Executive shall be considered an Executive and an officer of the Corporation, obligating Executive and the Corporation to the rights and duties inherent in an employment relationship. Executive shall be based at his primary residence (currently California) during the Employment Period and shall travel as required to perform his duties under this Agreement.

(b) Executive’s duties shall include the normal duties, responsibilities and authority of Chairman of the Board, Chief Executive Officer, or both, as specified in the by-laws of the Corporation and subject to the power of the Board to expand or limit such duties, responsibilities and authority and to override actions of officers of the Corporation. Such duties shall specifically involve the responsibility for financing, business development, direct management of senior Executives of the Corporation, management of the Board approved budgets and capital spending plans, management of relationships with the lenders and investors of the Corporation, and any other responsibilities assigned to the Executive by the Board that are consistent with his title and position. In this position, the Executive shall devote his best efforts, attention and energies to the business and affairs of the Corporation. Executive shall perform his duties and responsibilities to the Corporation to the best of his abilities in a diligent, trustworthy, and businesslike manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board, the by-laws of the Corporation, as from time to time in effect (consistent with his title and position as Chairman of the Board, Chief Executive Officer, or both) and any Executive Manual applicable to all Executives of the Corporation.

(c) During the Employment Period, Executive shall spend 75% of his full business time in the performance of his duties under this Agreement. Executive may also hold executive positions at other unrelated entities.

(d) Upon request, Executive shall make application for, and submit to any examination as may be reasonably requested by, the Board in order to obtain key-man or other insurance on the life of Executive for the benefit of the Corporation as the Board shall direct provided that the results of such examination shall have no bearing on his continued employment hereunder.

(e) The Corporation will obtain and maintain “Directors and Officer” insurance coverage for the Executive in his position as Chairman of the Board and Chief Executive Officer that is at all times in an amount and with coverage appropriate for officers and directors of the Corporation. Such insurance may offset the Corporation’s indemnification obligations to Executive under its certificate of incorporation and bylaws, which obligations are set forth in Exhibit A hereto. The Corporation’s indemnification obligations to Executive may not be diminished by future amendments to its certificate of incorporation or bylaws.

3. Base Salary, Incentives and Benefits.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be at a pro-rated amount based on current assessment of his agreed time commitment, and as of the date of this Agreement, will have an annual rate of Two Hundred Thousand and NO/100 Dollars ($200,000), payable in regular installments by, and in accordance with, the general payroll practices of the Corporation. In addition, the Corporation will provide deferred compensation in the annual amount of Three Hundred Thousand and NO/100 Dollars ($300,000) (“Deferred Compensation”) payable as described in Section 3(b). Such amounts together are referred to herein as the “Base Salary”. All compensation payable hereunder is subject to customary deductions for withholdings, including, without limitation, federal and slate withholding taxes, social security taxes and state disability insurance.

(b) Deferred Compensation. The Deferred Compensation described in Section 3(a) is subject to the terms of the Corporation’s Non-Qualified Deferred Compensation Plan that has been adopted by the Corporation and as it may be amended. All Deferred Compensation shall bear simple interest at the rate four (4%) per annum until paid. Any partial payment of Deferred Compensation by the Corporation shall be applied first to the payment of such interest. Executive shall execute such agreements and documents from time to time as may be required under the terms of such Plan to implement the agreement set forth in this Section 3(b).

(c) Stock Incentive.

(i) For purposes of this Section 3(c), “Liquidity Event” shall mean (A) an underwritten public offering of the capital interests of the Corporation resulting in gross proceeds to the Corporation less underwriting fees and expenses of at least $25,000,000, (B) sale of all or substantially all of the assets of the Corporation resulting in the payment of liquidating dividends to the shareholders of the Corporation, or (C) a merger, consolidation, exchange or similar transaction resulting in the holders of more than 50% of the outstanding shares of the Corporation receiving cash or publicly traded securities of a third party upon the surrender of their Corporation shares.

(ii) If a Liquidity Event is consummated by the Corporation in Asia while Executive is Chairman of the Board of the Corporation or a Liquidity Event is consummated by the Corporation in the United States or Europe while Executive is Chief Executive Officer of the Corporation, on the date of consummation of a Liquidity Event, and the valuation of the Corporation for purposes of the Liquidity Event is greater than US$200,000,000, the Corporation shall issue to Executive, for no further consideration, one hundred thousand (100,000) shares of the Corporation’s Common Stock, $.001 par value, immediately prior to the consummation of the Liquidity Event.

(iii) Nothing contained in this Agreement shall prevent the Board from terminating the Executive as Chief Executive Officer or Chairman of the Board or prevent Executive from resigning as Chief Executive Officer or Chairman of the Board of the Corporation at any time. Except as provided in Section 3(c)(ii), the Corporation shall have no obligation to issue any shares to Executive under this Agreement if he does not hold the required position (Chief Executive Officer or Chairman of the Board) on the date the Liquidity Event is consummated.

(iv) The number of shares to be issued to Executive under Section 3(c)(ii) above shall be adjusted from time to time for stock splits, dividends, subdivision, combination, or reclassification so that the number of shares of Common Stock issuable under this Section 3 is equal to the number of shares of Common Stock Executive would have been entitled to receive in connection with such split, dividend, subdivision, combination, or reclassification if the Common Stock had been issued and held by the Executive on the effective date of such split, dividend, subdivision, combination or reclassification.

(d) Benefits. In addition to the Base Salary and Stock Incentive described in Sections 3(a) and (c) above, Executive shall be entitled, during the Employment Period (and following the Employment Period to the extent provided below), to participate in all bonus, option, retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans of the Corporation generally available to other executives and senior management of the Corporation (“Benefits”).

(e) Note Installments. With respect to the Restricted Stock purchase described in Section 4 below, during the Employment Period (and the period following thereafter that is described in Section 6), any installment that becomes amount due under the promissory note that is executed by Executive pursuant to Section 4 shall be paid by the Corporation to Executive as additional compensation, subject to the conditions of this Section 3(e). The Corporation’s obligation hereunder expires upon a material breach by Executive of the restrictive covenants in Sections 6, 7 or 9, the termination of Executive for Cause (as defined in Section 5(c)), or the resignation of Executive without Good Reason (as defined in Section 5(e)).

(f) Annual Review. Executive and the Corporation shall meet annually beginning in 2013 to review and revise Executive’s compensation for the next calendar year including Base Salary, Deferred Compensation, stock incentives and bonuses. If Executive and the Corporation are unable to agree on Executive’s compensation for the next calendar year on or before December 31 of the current calendar and Executive resigns as the result thereof; such resignation shall be deemed to be a termination of the Executive by the Corporation without cause or by non-renewal under Section 5(0 of this Agreement and not a voluntary resignation.

4. Restricted Stock Purchase. The Executive acquired Two Hundred Thousand (200,000) shares of the Corporation’s Series A Preferred Stock, $.001 par value, (the “Restricted Shares”) on March 10, 2014 under the terms and conditions set forth in this Agreement prior to this amendment and restatement. The purchase price for the Restricted Shares was determined as the fair market value of such shares, as determined by the Board in good faith and in consultation with the Executive (the “Purchase Price”), which fair market value may also be expressed as a per share purchase price (the “Per Share Purchase Price”). The Purchase Price has been paid by the delivery of a full recourse promissory note executed by Executive for the benefit of the Corporation and delivered to the Corporation. Pursuant to a conversion of the Corporation’s Series A Preferred Stock, dated May 6, 2014, the Restricted Shares were converted into 220,000 shares of the Corporation common stock. The Corporation and Executive contemplate that any other equity-based incentive arrangements will be provided for under separate stock incentive plans or agreements between the Corporation and the Executive.

(a) Vesting of Restricted Shares. Except as provided in Section 4(b), the Restricted Shares shall vest according to the following schedule, conditioned on Employee continuing to provide services hereunder. Any Restricted Shares which have fully vested pursuant to this Section 4 shall be referred to in this Agreement as “Vested Shares.” Any Restricted Shares which have not become Vested Shares shall be referred to in this Agreement as “Unvested Shares.”

(i) The parties acknowledge that one-third of the Restricted Shares became vested on March 9, 2015;

(ii) An additional one-third of the Restricted Shares shall vest on March 9, 2016;

(iii) An additional one-third of the Restricted Shares shall vest on March 9, 2017.

(b) Other Vesting Events. The Restricted Shares that have not become forfeited hereunder will become vested, as described below, upon the occurrence of the following:

(i) The Restricted Shares shall become 100% vested upon the occurrence of a Liquidity Event described in clause (A) of Section 3(c)(i).

(ii) The Restricted Shares shall become 100% vested upon the occurrence of a Change of Control described in Section 5(g), whether or not Executive’s employment is terminated.

(iii) Upon Death or Permanent Disability, the portion of the Restricted Shares that have become Vested Shares is the aggregate of (A) the Vested Shares determined under Section 4(a), and (B) a fraction of the Restricted Shares that arc subject to vesting during the calendar year, the numerator determined by the number of months service performed during the year by Executive and the denominator is twelve (12). A month of service will be credited for a partial month in which the Executive is employed for at least ten (10) days.

(c) Restrictions on Transfer of Unvested Shares. The Unvested Shares shall not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, directly or indirectly, and shall not be subject to execution, attachment or similar process.

(d) Repurchase by the Corporation.

(i) Upon the termination of Employment Period and Executive’s provision of services as a consultant pursuant to Section 5(f), the Corporation shall have the right, but not the obligation, to repurchase all or any portion of the Restricted Shares, including any Vested Shares and/or Unvested Shares (the “Repurchase Right”).

(ii) The purchase price (the “Repurchase Price”) shall be determined as follows:

(1) The Repurchase Price for each of the Unvested Shares pursuant to which the Repurchase Right is being exercised shall be equal to the Per Share Purchase Price.

(2) The Repurchase Price for each of the Vested Shares pursuant to which the Repurchase Right is being exercised shall be equal to the Fair Market Value (as defined in Section 4(e) below).

(iii) The Corporation shall have the right to exercise the Repurchase Right for ninety (90) clays after the period described above by giving to Executive written notice of such exercise, specifying the number of Vested Shares and Unvested Shares to be repurchased by the Corporation and the aggregate Repurchase Price thereof. In the event that the Corporation has elected to exercise the Repurchase Right as to part or all of the Restricted Shares within the period described above, Executive shall deliver to the Corporation certificate(s) representing the Shares to be acquired by the Corporation within twenty (20) days following the date of the notice from the Corporation, or within ten (10) days following determination of Fair Market Value, whichever is later. The Corporation shall deliver to Executive against delivery of the Shares the Repurchase Price. The Corporation may pay the Repurchase Price by offsetting any amounts due under the promissory note that is described in this Section 4 and paying the balance due in cash to Executive.

(iv) The Repurchase Right shall terminate with respect to Vested Shares and Unvested Shares for which it is not timely exercised under Section 4(d)(iii) above. In addition, the Repurchase Right shall terminate with respect to Vested Shares upon (A) a Change of Control, or (B) the occurrence of Liquidity Event described in clause (A) of Section 3(c)(i).

(e) Fair Market Value. For purposes of the Repurchase Right described in this Section 4, the term “Fair Market Value” shall mean the fair market value per Share of the Vested Shares as agreed to in good faith between Executive and the Corporation. The parties acknowledge that the purchase price set forth in Section 1 above represents the Fair Market Value of the Common Stock on the date hereof. If Executive and the Corporation are unable to agree upon a fair market value per Share within twenty (20) days following the notice of the exercise of the Repurchase Right pursuant to Section 4(f) below, the value of the Vested Shares shall be determined by an independent appraiser selected by the mutual agreement of such parties. If such parties are unable to agree upon a mutually acceptable appraiser within twenty (20) days following the notice of exercise of the Repurchase Right pursuant to Section 4(f) below, an independent appraiser selected by the Corporation and an independent appraiser selected by Executive shall appraise the fair market value of the Vested Shares. If the two appraisers cannot agree as to the fair market value of the Vested Shares, the fair market value shall be determined by a third appraiser selected by each of the appraisers selected by the Corporation and Executive. The Corporation and Executive shall share equally the costs of any appraisers.

(f) Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Executive as follows:

(i) All corporate action on the part of the Corporation, its officers and directors necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Corporation hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Shares being granted hereunder has been taken or will be taken prior to the execution of this Agreement, and this Agreement constitutes a valid and legally binding obligation of the Corporation which is enforceable in accordance with its terms.

(ii) The Shares which are being granted hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein will be duly and validly issued, fully paid and nonassessable (except as set forth herein) and, based in part upon the representations of Executive in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

(g) Representations and Warranties of Executive. Executive represents and warrants to the Corporation as follows:

(i) Executive represents that the Shares are being acquired for a personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(ii) Executive acknowledges that the Corporation is issuing the Shares without registering such Shares under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, on the basis of certain exemptions from such registration requirements.

(iii) Executive recognizes that the Shares must be held indefinitely unless they are subsequently registered or qualified under applicable federal or state securities laws or an exemption from such registration or qualification is available, and further recognizes that the Corporation is under no obligation to register or qualify such Shares or to comply with any exemption from such registration or qualification.

(iv) Executive further agrees in no event to make any disposition of all or any part of the Shares unless and until (i) Executive shall have notified the Corporation of the proposed disposition; (ii) Executive shall have received an opinion of counsel to the effect that such disposition will not require the registration or qualification of the Shares under applicable securities laws; and (iii) such opinion of counsel shall have been concurred in by the Corporation’s counsel and the Corporation shall have advised Executive of such concurrence. Executive acknowledges that any certificates representing the Restricted Shares may bear legends that are deemed appropriate by the Corporation’s counsel regarding the restrictions on disposition of the Restricted Shares.

(v) Executive acknowledges receipt of all such information as Executive deems necessary and appropriate to enable Executive to evaluate the financial risk inherent in acquiring the Shares and acknowledges receipt of satisfactory and complete information covering the business and financial condition of the Corporation, including the opportunity to obtain information regarding the Corporation’s financial status, in response to all inquiries in respect thereof. Executive acknowledges and represents that (A) Executive has a preexisting personal or business relationship with the Corporation and with certain of the Corporation’s officers and directors, and (8) Executive has the business and financial experience necessary to evaluate this investment.

(h) Section 83(b) Election. Executive may at his option make and submit a written election effective under Section 83(b) of the Internal Revenue Code with the Internal Revenue Service within thirty (30) days of the date of this Agreement to be taxed on the fair market value of the Restricted Shares on the date of this Agreement over the Purchase Price.

(i) Tax Withholdings. In the event that the Corporation is obligated to withhold from wages earned by Executive with respect to the Restricted Shares in order to satisfy withholding tax obligations under federal, state or local law, which may occur due to the terms of repayment of the promissory note described in this Section 4, if the Executive does not remit sufficient funds to satisfy such withholding obligations or make other satisfactory arrangement therefor, the Corporation may satisfy such withholding obligations by repurchasing Restricted Shares from Executive under the terms of Section 4(d) sufficient to cover the minimum withholding obligation.

(j) California Corporate Securities Law. The offer and sale of the Shares which arc the subject of this Agreement have not been qualified with the Commissioner of Corporations of the State of California and the issuance of such securities or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful, unless the sale of securities is exempt from the qualification by Section 25100, 25102, or 25105 of the California Corporations Code. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the offer and sale of the Shares is so exempt.

5. Term and Termination.

(a) General Term. The Employment Period shall commence on March 1, 2013 and end on February 28, 2016, subject to renewal as provided in Paragraph 5(b) below, and subject to earlier termination (i) by reason of Employee’s death or Permanent Disability, (ii) by an appropriate resolution of the Board with Cause or (iii) upon Employee’s voluntary resignation.

(b) Renewal. On March 1, 2016 and each anniversary thereof, the Employment Period shall automatically be extended for a period of one additional year beyond then-current Employment Period, unless on or before such date either party delivers a written notice at least ninety (90) days in advance of such date to the other party stating that they do not desire any such renewal.

(c) Termination for Cause. If the employment relationship is terminated by the Corporation for Cause, the Executive shall be entitled to his Base Salary, Bonuses, and Benefits through the date of termination, but shall not be entitled to any further Base Salary or Benefits (other than Benefits that are required to be provided by law, if any) for that year or any future year, or to any severance compensation of any kind, nature or amount. For purposes of this Agreement, “Cause” means ally of the following: (i) Executive’s commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty (i.e., a breach of fiduciary duty of loyalty), or fraud with respect to the Corporation; (ii) breach of fiduciary duties by Executive; (iii) gross negligence or willful misconduct with respect to the Corporation; (iv) substantial or repeated failure to perform material employment duties assigned by the Board which are consistent with the Executive’s title and position, and, if curable, which failure is not cured within 15 days after written notice is delivered to the Executive; or (v) material breach of Executive’s obligations under Sections 6, 7 or 9 of this Agreement, which breach, if curable, is not cured within 30 days after written notice. Any notice referred to above must be from the Board and specifically describe the purported grounds for Cause and identify that it is intended to constitute notice for purposes of this definition of Cause. A Change of Control shall not, in the absence of one of the items enumerated above, constitute “Cause.”

(d) Death or Permanent Disability. If Executive’s employment is terminated as a result of his death or Permanent Disability, the Corporation shall pay to Executive all previously earned and accrued but unpaid Base Salary, Bonuses, and Benefits up to the date of death. Executive shall not be entitled to any further Base Salary or Benefits (other than Benefits that arc required to be provided by law or under the terms of the applicable benefit plans, if any) for that year or any future year, or to any severance compensation of any kind, nature or amount. For purposes of this Agreement, “Permanent Disability” shall mean the Executive’s inability to substantially perform his duties under this Agreement for a continuous period of three (3) months or for an aggregate of six (6) months during any twelve (12) month period as the result of illness, disease, injury, or infirmity, or the date of any earlier determination made by a physician selected by the Shareholders or their legal representatives.

(e) Resignation by Executive. Except as provided in Section 3(e), if the Executive’s employment is terminated voluntarily by the Executive without Good Reason, Executive shall be entitled to his Base Salary, Bonuses, and Benefits through the date of termination, but shall not be entitled to any further Base Salary or Benefits (other than Benefits that are required to be provided by law and under the terms of the applicable benefit plans, if any) for that year or any future year, or to any severance compensation of any kind, nature or amount. Any resignation by Executive shall be deemed to be a resignation with respect to all positions under this Agreement. For purposes of this Agreement, termination for Good Reason means a resignation within two years of the occurrence of any of the following events:

(i) A material and selective reduction in Base Salary, but not including a reduction in compensation that is applied generally to executive officers of the Corporation and necessitated by financial conditions.

(ii) A material reduction of Executive’s authority, duties or responsibilities.

(iii) A material breach of this Agreement by the Corporation.

(f) Termination Without Cause, Non-Renewal, or Termination For Good Reason. Executive will be entitled to the payments and benefits described in this Section 5(1) in the event that Executive’s employment is terminated: (i) by the Corporation without Cause, (ii) because the Corporation elects to not renew this Agreement at the end of any Employment Period, other than pursuant to Sections 5(c), 5(d), or 5(g), or (iii) Executive resigns for Good Reason. In any such event, Executive shall be entitled to: (A) all Base Salary, Bonuses, and Benefits through the date of termination, (B) Base Salary in effect as of the date of termination for a period thirty-six (36) months following the date of such termination, payable as described in Section 5(i) below, (C) a cash payment that is equivalent to the value of the Employer’s contribution to any Benefits subscribed to by Executive at the time of termination for a thirty-six (36) month period, and (D) continued vesting credit for purposes of the Restricted Stock award described in Section 4 for a period of up to two years, or the lesser period required to provide full vesting of such award, provided that Executive provides consulting services described in Section 5(k) during such period. Executive shall not be entitled to any other severance compensation of any kind, nature or amount.

(g) Change of Control. In the event of a Change of Control, wherein Executive is terminated by the Corporation without cause or by non-renewal of this Agreement other than pursuant to Sections 5(c) or 5(d) above, Executive shall be entitled to (1) all Base Salary, Bonuses, and Benefits through the date of termination, and (ii) Base Salary, Bonuses, and the Corporation’s contribution to any Benefits subscribed to by Executive as of the date of termination for a period of thirty-six (36) months following the date of such termination, payable as described in Section 5(i) below, and Executive shall not be entitled to any other severance compensation of any kind, nature or amount. For purposes of this Agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions: (i) any person or entity (hereinafter in this definition, “Person”), other than the Corporation or an affiliate, becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities; (ii) the Corporation’s shareholders approve a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of common stock of the Corporation immediately prior to the Business Combination have substantially the same proportionate ownership of the equity of the surviving corporation or other business entity immediately after the Business Combination as immediately before; (iii) the Corporation’s shareholders approve either an agreement for the sale or disposition of all or substantially nil of the Corporation’s assets to any entity that is not an affiliate, or a plan of complete liquidation of the Corporation; or (iv) the persons who were Directors immediately before a tender offer by any Person other than the Corporation or an affiliate, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions, or the Corporation engages in a business transaction or agreement with a third-party that obtains and exercises the right to replace the majority of the members of the Board, including the Corporation’s Chairman of the Board.

(h) Breach of Covenants. Executive agrees that Executive shall be entitled to the payments provided for in Sections 5(1) or 5(g) if and only if Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 6, 7 and 9 hereof and does not breach such sections at any time during the period for which such payments are to be made; provided, that the Corporation’s obligation to make such payments will terminate immediately upon the occurrence of any such breach during such severance period.

(i) Timing of Payments. Any payments pursuant to Sections 5(0 or 5(g) shall be made in installments on the payment dates on which Executive’s Base Salary would have otherwise been paid if the employment relationship had continued in accordance with the Corporation’s standard payroll policies, and as of the date of the final such payment the Corporation shall not have any further obligation to Executive pursuant to this Section 5. However, if such termination of employment is within one year following a Change in Control, payments shall be made in a single sum within ten (10) days of such termination. Notwithstanding the foregoing, if Executive is a “specified employee” described in Treas. Reg. § 1.409A-1(i), such payments will commence (or be paid) on the day that follows six (6) months Executive’s termination of employment or, if sooner, upon death; provided that all installment payments that would have otherwise been paid during such six-month period if Executive were not a “specified employee” shall be paid in a single sum at that time and regular installment payments will continue thereafter.

(j) Limits on Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 5, and Executive hereby irrevocably waives any claim for any other severance compensation. Executive shall have no duty of mitigation and the Base Salary severance payable hereunder will not be reduced by or for any other compensation, earnings, or employment obtained by Executive. With respect to Benefits severance, Benefits severance shall terminate upon the subsequent employment of Executive if benefits comparable to the Benefits are available to Executive from such subsequent the Corporation.

(k) Consulting Services. Notwithstanding the foregoing, in the event that the employment of Executive terminates for reasons other than for Cause, as defined in Section 5(c), or death on and after July 26, 2015, the Executive may thereupon elect to continue to provide substantial services to the Corporation as a consultant for a continuing period of up to three years. The consulting services provided by Executive will include assisting in the implementation of key initiatives of the Corporation’s business plan that has been adopted by the Board, identifying and recruiting a successor to the role that is served by the Executive under this Agreement, the transition of duties to such successor, advising the Board and management regarding finances and the operations of the Corporation, and other duties reasonably assigned by the Board. During the period of the consulting relationship, the Executive shall: (i) be paid reasonable compensation for services rendered to the Corporation or its affiliates, (ii) receive continuation of health insurance or payment of premiums, (iii) be deemed to be employed for the purposes of satisfying the vesting and other conditions under the Restricted Stock purchase and related promissory note described in this Agreement and in any other restricted stock, stock option or equity-based incentive award, and in any supplemental retirement or deferred compensation arrangement, and (iv) continue to be subject to other applicable covenants contained in the Agreement, including the restrictive covenants described in Sections 6, 7, 8 and 9. The parties may enter into a separate consulting agreement that includes the terms of this Section 5(k).

6. Non-Competition.

(a) Field of Interest. Executive recognizes and acknowledges the competitive and proprietary nature of the Corporation’s business operations. Executive acknowledges and agrees that a business will be deemed competitive with the Corporation if it provides products or services related to the current or proposed products or services, or information now or hereafter provided or offered by the Corporation or under development by the Corporation that are in the Corporation’s “Field of Interest.” For purpose of clarity, the Corporation’s Field of Interest is the discovery, development, commercialization and marketing of therapeutics (i) based on kinase inhibitors discovered through Mimetica and OPAL, (ii) pre-tubulin polymerization inhibitors, small molecules against OraA1, or (iv) P-glycoprotein inhibitors based on HM30181A for enhanced oral absorption.

(b) Further Acknowledgements. Executive further acknowledges and agrees that during the course of performing services for the Corporation, the Corporation has or will furnish, disclose or make available to Executive confidential and proprietary information related to the Corporation’s business and that Executive has had and will have access to, and develop relationships with, the customers, vendors, partners and employees of the Corporation. Executive also acknowledges that such confidential and proprietary information and relationships have been developed and will be developed by the Corporation through the expenditure by the Corporation of substantial time, effort and money and that all such confidential information and relationships could be used by Executive to compete with the Corporation.

(c) Restricted Activities. The restrictive covenants provided herein are made in consideration of the Executive’s compensation for services rendered or to be rendered to the Corporation and in view of the position held by Executive, the relationships that have been and will be developed and maintained by Executive on behalf of the Corporation, and the confidential nature and proprietary value of the information which the Corporation may share with Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. During the Employment Period and for a period of thirty-six (36) months following the expiration or termination of the Employment Period, and including any continuing consulting period described in Section 5(k) (the “Restricted Term”), whether such termination is voluntary or involuntary, Executive shall not, without the prior written consent of the Corporation:

(i) directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise act in any manner with, engage in or have a financial interest in any business which is engaged in the Field of Interest anywhere in the world, except that nothing contained herein shall preclude Executive from purchasing or owning stock in any such business if such stock is publicly traded, and provided that Executive’s holdings do not exceed five percent (5%) of the issued and outstanding capital stock of such business; or

(ii) either individually or on behalf of or through any third party, solicit, divert, hire or otherwise appropriate or attempt to solicit, divert, hire or otherwise appropriate, for the purpose of competing in the Field of Interest anywhere in the Restricted Territory with the Corporation or with any present or future parent, subsidiary or other affiliate of the Corporation, any employee or agent of the Corporation, any joint venture or strategic partners of the Corporation, or any customers, vendors or prospective customers or vendors of the Corporation.

(d) Reasonableness of Restrictions. Executive further recognizes and acknowledges that (i) the types of employment which are prohibited by this paragraph are narrow and reasonable in relation to the skills which represent Executive’s principal salable asset both to the Corporation and to Executive’s other prospective employers or customers, and (ii) the specified but broad geographical scope of the provisions of this paragraph is reasonable, legitimate and fair to Executive in light of the Corporation’s need to perform its research and to develop and market its services and to develop and sell its products in the global markets in order to have a sufficient customer base to make the Corporation’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which Executive is qualified to earn his livelihood.

(e) Blue Pencil. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

7. Disclosure to Outsiders. Executive shall at all times, both during the Employment Period and after termination of Executive’s employment, whether by the Corporation or by the Executive, maintain in confidence and not utilize the Proprietary Information or the Intellectual Property of the Corporation, or technology, business or proprietary information of others under confidential evaluation or use by the Corporation, including information with respect to the Corporation’s Field of Interest, (collectively, “Confidential Information”) except in performing services for the Corporation. Maintaining Confidential Information in confidence shall include refraining from disclosing Confidential Information to any third party (except when duly and specifically authorized in writing to do so for purpose of furthering the business of the Corporation), and refraining from using Confidential Information for the account of Executive or for any other person or business entity. Executive will not file patents based on the Corporation’s Confidential Information, nor seek to make improvements thereon, without written approval.

For purposes of this Agreement, the following definitions shall apply:

“Intellectual Property” means all Inventions, writing, trade name, trademark, service mark or any other material registered or otherwise protected or protectable under state, federal, or foreign patent, trademark, copyright, or similar laws.

“Inventions” includes ideas, discoveries, inventions, developments and improvements, whether or not reduced to practice and whether or not patentable or otherwise protected or protectable under state, federal, or foreign patent, trade mark, copyright or similar laws.

“Proprietary Information” includes any scientific, technical, trade or business secrets of the Corporation and any scientific, technical, trade or business materials that the Corporation treats, or is obligated to treat, as confidential or proprietary, including, but not limited to, Inventions belonging to the Corporation and confidential information obtained by or given to the Corporation about or belonging to its suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

8. Disclosure to the Corporation. The Executive shall, upon request of the Corporation, promptly communicate and disclose to the Corporation all information, observations, and data obtained by the Executive in the course of the Executive’s employment. All written materials, records mid documents made by the Executive or coming into the Executive’s possession during his or her employment concerning the Corporation’s business (collectively, “Business Information”), shall be the sole and absolute property of the Corporation, and upon termination of employment, or upon request of the Corporation during the Employment Period, the Executive shall promptly deliver the same to the Corporation.

9. Inventions. If during the Employment Period, Executive produces, develops, creates, invents, conceives or reduces to practice, Inventions and Intellectual Property in the Corporation’s Field of Interest, Executive shall maintain and furnish to the Corporation complete and current records of all such Inventions and Intellectual Property. Executive agrees that all such Inventions and Intellectual Property are and shall be the exclusive property of the Corporation, and that the Corporation may use or pursue them without restriction or additional compensation to the Executive. Executive: (i) hereby assigns, sets over and transfers to the Corporation all of his right, title and interest in and to such Inventions and Intellectual Property; (ii) to the extent consistent with the Copyright Act of 1976 (the “Copyright Act”), each such Invention or Intellectual Property shall be a “work made for hire” as that term is defined in Section 101 of the Copyright Act, and shall be the sole property of the Corporation and the Corporation shall be the sole author thereof within the meaning of the Copyright Act, and if any such Invention, Intellectual Property or any portion thereof is not deemed to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment of the copyright to the Invention or Intellectual Property throughout the world, and (iii) agrees that Executive and his agents shall, during and after the period Executive is retained by the Corporation, cooperate fully in obtaining patent, trademark, service mark, copyright, mask work or other proprietary protection for such Inventions and Intellectual Property, which action may be initiated in the Corporation’s sole and absolute discretion, all in the name of the Corporation at its own expense, and, without limitation, shall execute all requested applications, assignments and other documents in furtherance of obtaining such protection or registration and confirming full ownership by the Corporation of such Inventions and Intellectual Property. Executive hereby designates the Corporation as its agent, and grants to the Corporation a power of attorney with full substitution, which power of attorney shall be deemed coupled with an interest, for the purposes of effecting the foregoing assignments from the Executive to the Corporation. Executive shall, upon leaving the Corporation, provide to the Corporation in writing a hill, signed statement of all Inventions and Intellectual Property in which Executive participated prior to termination of Executive’s employment.

10. Breach. The Executive expressly agrees that any breach of the provisions of this Agreement by him or her will result in irreparable damage to the Corporation, and it is agreed that the Corporation may prevent any such breach by injunctive proceedings or may specifically compel performance by the Executive of his or her obligations hereunder. Executive also expressly agrees that if he violates any term of this Agreement, the Corporation, in addition to any other remedies it may have at law or in equity, may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such violations (A) by the Executive, or (B) by any business engaged in the Corporation’s Field of Interest controlled, directly or indirectly, by the Executive.

11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to its choice of laws principles. Executive consents to the jurisdiction and venue of the courts of the State of New York and any federal court situated in New York.

12. Severability. If any court of competent jurisdiction determines that any provision contained in this Agreement, or any part thereof, is unenforceable for any reason, the Executive agrees that such court shall have the power to reduce the duration or scope of such provision, or otherwise modify such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. If, notwithstanding the immediately preceding sentence, any court of competent jurisdiction determines that any provision contained in this Agreement, or any part thereof, is unenforceable and cannot for any reason be reduced and enforced as described above, the Executive agrees that such determination shall not affect, impair or invalidate the remainder of this Agreement.

13. Successors. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including without limitation any corporation which may acquire all or substantially all of the Corporation’s assets or business or into which the Corporation may be consolidated or merged, and shall likewise inure to the benefit of and be binding upon Executive, his heirs, executors, administrators and legal representatives. The Corporation may assign his right to payment or compensation, but may not assign any duties or responsibilities or obligations assumed as a result of his employment with the Corporation.

14. Non-Waiver. The Corporation’s failure to exercise any of its rights in the event the Executive breaches any of the separate and distinct promises in this Agreement, or the Corporation’s failure to exercise any of its rights under similar contracts with other Executives, shall not be construed as a waiver of any breach or prevent the Corporation from later enforcing strict compliance with any and all promises in this Agreement.

15. Modification. This Agreement contains the parties’ complete understanding, and there are no other agreements, oral or written, pertaining to the subject matter of this Agreement. This Agreement supersedes any previous agreements that may exist between the parties, including any agreement that created a term of employment for the Executive. Any amendments or modifications to this Agreement must be in writing and signed by the parties

16. Waiver of Jury Trial. The Executive hereby irrevocably waives any right to trial by jury that he may have in the event that litigation is commenced between the parties at any time in the future.

17. Opportunity to Review. The Executive hereby represents and warrants that he (A) has had an opportunity to review this Agreement and ask the Corporation questions about the Agreement, and (B) understands the meaning and effect of each Section of this Agreement.

18. Entire Agreement. This Agreement supersedes the Prior Agreement and any other prior agreements, representations or promises of any kind, whether written, oral, express or implied, between the parties hereto with respect to the subject matters herein. This Agreement constitutes the full, complete and exclusive agreement between the Executive and the Corporation with respect to the subject matters herein; provided, however, that the Corporation has entered into and may from time to time enter into separate compensatory arrangements with Executive for the provision of fringe benefits and other benefits as described in Section 3(d) and 3(e), deferred compensation, stock-based incentive compensation and other incentive compensation.

[Execution Page Follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement which may be in multiple counterparts, each of which shall be deemed an original, effective as of the date specified on page I.

Johnson Lau

KINEX PHARMACEUTICALS, INC.

By:
Jinn Wu
Chair, Compensation Committee

EXHIBIT A

Excerpts From Bylaws and Certificate of Incorporation of

Kinex Pharmaceuticals, Inc.

Bylaws

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.2. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4. Any indemnification under sections 1 or 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

(c) By the stockholders.

7.5. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

7.8. For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation of its separate existence had continued.

7.9. For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11. No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Certificate of Incorporation

Articles Nine and Ten

Ninth: The Corporation shall to the fullest extent permitted by Section 145 of the GCL, as the same may be amended and supplemented, indemnify any and all directors and officers when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of stockholder, resolution of directors, agreement or otherwise, as permitted by said Section 145, as to actions of such person in any capacity in which he or she served at the request of the Corporation.

Tenth: Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Tenth shall not affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification or repeal.

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